Exhibit 23.5


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         We have issued our report dated January 31, 2003 accompanying the consolidated financial statements of Factual Data Corp. included in the Annual Report on Form 10-K for the year ended December 31, 2002, incorporated by reference in Kroll Inc.'s Registration Statement on Form S-4 dated July 7, 2003 (Registration Statement No. 33-106841) which is incorporated by reference in this Registration Statement of Kroll Inc. on Form S-8. We consent to the incorporation by reference in this Registration Statement on Form S-8 of the aforementioned report.


/s/ BDO Seidman LLP
Los Angeles, California


September 18, 2003